Exhibit 99.1

On July 19, 2018, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $807.8 million today announced operating results for the quarter and six month period ended June 30, 2018 and that its Board of Directors approved a cash dividend of $0.12 per common share payable September 17, 2018 to shareholders of record at the close of business on August 31, 2018.

The operating results for the six months ended June 30, 2018, as compared to the first six months of 2017, were largely impacted by the September 2017 acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary Benchmark Bank (together, “Benchmark”), which resulted in the Corporation acquiring assets with an estimated fair value of $113.8 million and assuming liabilities with an estimated fair value of $98.2 million.

For the quarter ended June 30, 2018, the Corporation reported net income of $2,200,000, or $0.67 basic earnings per share. This compares to the second quarter of 2017 net income of $1,185,000, or $0.36 basic earnings per share.  The increase in operating results for the second quarter of 2018 as compared to the same period in 2017 was primarily attributable to increases in net interest income of $2,057,000 and non-interest income of $1,038,000, offset by increases in non-interest expenses of $1,910,000, a provision for loan losses of $110,000, and provision for income taxes of $60,000.

Net income for the six months ended June 30, 2018 totaled $3,999,000, or $1.22 basic earnings per share compared to $2,579,000, or $0.79 basic earnings per share for the same period in 2017. Compared with the same period in 2017, net income increased $1,420,000, or 55.1%. The increase in operating results for the six month period ended June 30, 2018 as compared to the six month period ended June 30, 2017 was primarily attributable to increases in net interest income of $3,728,000, non-interest income of $2,026,000 and a decrease in the provision for income taxes of $44,000, offset by an increase in non-interest expenses of $3,828,000, as well as a provision for loan losses of $200,000 compared to a credit for loan losses of $350,000 for the six months ended June 30, 2017.

For the quarter ended June 30, 2018, non-interest income was $2,163,000, compared to $1,125,000 for the second quarter of 2017, a $1,038,000 (92.3%) increase, which was primarily attributable to increases in gain on sales of loans of $743,000 and other operating income of $302,000, offset by an increase in loss on sales of securities of $7,000.  For the six months ended June 30, 2018, non-interest income was $4,411,000, compared to $2,385,000 for same period in 2017, an increase of $2,026,000 (84.9%) which was primarily attributable to increases in gain on sales of loans of $1,725,000 and other operating income of $376,000, offset by a decrease in gain on sales of securities of $75,000.  The significant increase in gain on sale of loans was attributable to the Loan One operations acquired in the Benchmark transaction.

For the quarter ended June 30, 2018, non-interest expenses were $6,799,000, compared to $4,889,000 for the second quarter of 2017, a $1,910,000 (39.1%) increase, which was primarily attributable to the Benchmark acquisition and included increases in salaries and benefits expense of $1,226,000 (45.5%), premises and equipment of $176,000 (30.8%), advertising and promotion of $241,000, and loan fees of $143,000.

For the six month period ended June 30, 2018, non-interest expenses totaled $13,350,000, compared to $9,522,000 for the same period of 2017, an increase of $3,828,000 (40.2%) which was primarily attributable to the Benchmark acquisition and also included increases in salaries and benefits expense of $2,374,000 (44.7%), premises and equipment of $429,000 (38.8%), advertising and promotion of $447,000, and loan fees of $281,000.

Total assets amounted to $807.8 million at June 30, 2018, compared to $780.5 million at December 31, 2017, an increase of $27.3 million (3.5%).   The increase in total assets was primarily the result of an increase of $32.8 million (6.5%) in net loans, $4.3 million in loans held for sale and $3.7 million (2.2%) in securities offset by a decrease of $14.7 million (53.8%) in cash and cash equivalents. Deposits during this same period increased $10.7 million, or 1.7% and other borrowings increased $15.8 million (27.7%).

Shareholders’ equity increased from $75.7 million at December 31, 2017 to $76.4 million at June 30, 2018.  This increase was primarily the result of net income during the six-month period ended June 30, 2018 of $3,999,000 offset by dividends paid of $784,000 and a $2,645,000 increase in unrealized securities losses, net of tax.  The increase in unrealized securities losses during the six month period ended June 30, 2018, was the result of customary and expected changes in the bond market.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2017 Form 10-K.